UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2011

ReGen Biologics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-20805	23-2476415

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Hackensack Avenue
Hackensack, NJ	07601

(Address of principal executive offices)	(Zip Code)

(201) 651-5140
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on the current expectations and beliefs of the Registrant and its management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements, including those discussed in the Risk Factors section of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and its additional filings with the Securities and Exchange Commission.  There can be no assurance that any assumptions and other factors set forth herein or therein will occur, and the Registrant undertakes no obligation to update such forward-looking information in the future except as required by law.

Item 1.01. Entry Into a Material Definitive Agreement.

On April 7, 2011, ReGen Biologics, Inc. (the “Company”) and Sports Medicine Holding Company LLC agreed to amend the Subscription and Security Agreement, dated March 11, 2011 (the “Interim Financing”), to increase the maximum principal amount of secured notes that the Company may issue from $750,000 to $1,000,000.

Item 1.03. Bankruptcy or Receivership.

On April 8, 2011, the Company and its wholly owned subsidiary RBio, Inc. filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Code”) with the United States Bankruptcy Court for the District of Delaware, petition numbers 11-11083 and 11-11084, respectively. The Company’s wholly-owned Swiss subsidiary, ReGen Biologics AG, was not part of the bankruptcy filings.  The Company remains in possession of its assets and continues to manage and operate its business and properties, as debtor-in-possession, subject to the provisions of the Code and the orders of the Bankruptcy Court.

During the pendency of the bankruptcy proceeding, the Company will use cash flow from operations and borrowings under the Interim Financing and debtor-in-possession financing, if any, to pay the costs of the bankruptcy proceeding and to provide working capital and financial resources necessary to allow business operations to continue in the normal course during the bankruptcy process, including meeting obligations to employees, vendors, customers and others.

There can be no assurance that the Company can remain in possession of its assets and in control of its business as a debtor-in-possession and that a trustee will not be appointed to operate the business of the Company. The Company’s current business relationships and arrangements, and the Company’s ability to negotiate future business arrangements, may be adversely affected by the filing and pendency of the bankruptcy petitions and related proceedings.

Item 2.04.  Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement.

The information contained above in Item 1.01 is incorporated herein by reference.  The bankruptcy filing described in Item 1.03 above constituted an event of default with respect to the following debt instruments (the “Debt Documents”):

•
Subscription and Security Agreement, dated as of March 11, 2011, as amended, among the Company and the investor party thereto relating to approximately $902,000 in outstanding principal amount of the Company’s secured notes;

•
Amended and Restated Subscription and Security Agreement, dated as of December 27, 2010 among the Company and the investors party thereto relating to approximately $888,000 in outstanding principal amount of the Company’s secured convertible notes;

•
Amended and Restated Subscription and Security Agreement, dated as of June 15, 2010 among the Company and the investors party thereto relating to approximately $3.8 million in outstanding principal amount of the Company’s secured convertible notes; and

•
Credit Agreements dated as of November 30, 1998 and March 14, 2000 between the Company and Zimmer Holdings, Inc. (f/k/a Sulzer Medica USA Holding Company) relating to an aggregate of approximately $9.0 million in outstanding principal amount and accrued and unpaid interest of the Company’s secured promissory notes.

The Debt Documents provide that as a result of the bankruptcy filing the principal and interest due thereunder shall be immediately due and payable. Any efforts to enforce such payment obligations under the Debt Documents are stayed as a result of the bankruptcy filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOLOGICS, INC.

By:	/s/ Gerald E. Bisbee, Jr., Ph.D.
Name:	Gerald E. Bisbee, Jr., Ph.D.
Title:	President and Chief Executive Officer

Dated:  April 11, 2011